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                                                                     EXHIBIT 99


                                                            WESET COAST BANCORP

                                                             Victor L. Bartruff
                                                                President & CEO
                                                                 (503) 598-3243

                                                                  R.B. Tibbatts
                                                       Executive Vice President
                                                                 (503) 598-3242

                                                      CENTENNIAL HOLDINGS, LTD.

                                                                Thomas W. Healy
                                                                 Chairman & CEO
                                                                 (360) 456-7754

                                                           Daniel D. Yerrington
                                                                President & COO
                                                                 (360) 456-7756
Press Release

           OREGON'S WEST COAST BANCORP ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE CENTENNIAL HOLDINGS, LTD. OF OLYMPIA, WASHINGTON

        LAKE OSWEGO, OREGON, October 30, 1997 - West Coast Bancorp (Nasdaq:
WCBO) today announced the signing of a Definitive Agreement to acquire Centennial Holdings, Ltd. of Olympia, Washington and its wholly owned bank subsidiary, Centennial Bank. The acquisition expands the Northwest bank holding company to a $1 billion organization. This merger signals a continued expansion into Washington of the growth-oriented $809 million Oregon-based community banking organization along the I-5 Corridor into the Lewis, Thurston, Mason and Pierce County markets of Washington. This builds upon West Coast's initial entry into the Washington market through its 1996 acquisition of The Bank of Vancouver, Vancouver, Washington.

        Centennial Holdings, Ltd., is the parent company of Centennial Bank, an eight branch community bank based in Olympia, Washington's state capitol. On September 30, 1997, Centennial had assets of $260 million and loans of $193 million representing 74% of total assets. The merger will enable Centennial Bank to expand more efficiently and effectively throughout the Olympia area as well as surrounding counties.

        The transaction has been unanimously approved by the Board of Directors of both companies. It is anticipated that the merger will be completed during the first quarter of 1998, following the approval of applicable regulatory authorities and the shareholders of both companies. In the merger, Centennial Holdings, Ltd. shareholders will receive shares of West Coast Bancorp common stock currently worth approximately $47.2 million, on a fixed exchange ratio. Following the transaction and related acquisition and conversion costs, the combined company expects the benefits of the acquisition to have an accretive impact on future earnings per share. The merger is expected to be accounted for as a pooling of interests.

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        "This attractive opportunity is consistent with our strategic plan to diversify and expand our community banking activities throughout the Northwest. We believe this move should further enhance the long-term profitability and shareholder value of our company," said West Coast Bancorp President and CEO, Victor L. Bartruff. "Centennial Bank has registered solid growth by providing responsive, personalized banking service, which is consistent with our relationship based banking focus at West Coast Bancorp" added Mr. Bartruff.

        Daniel D. Yerrington, President of Centennial Holdings, Ltd. and Centennial Bank, commented, "Combining our two successful companies will enable us to expand our products and services, thus, clearly benefiting our customers and shareholders. Centennial Bank will continue to serve our customers, throughout our markets, operating as a separate subsidiary under the Centennial Bank name, supported by our dedicated local Board of Directors and management. In addition, our shareholders will receive a market premium and enhanced liquidity for our stock."

        Centennial Holdings, Ltd. has a history of expansion and strong growth in assets, loans, deposits, and earnings. During the five year period ending September 30, 1997, assets increased over 235% and earnings increased in excess of 81%. For the quarter ending September 30, 1997, Centennial Holdings, Ltd. earned $2,093,000 representing a 1.19% return on average assets and a 14.31% return on average equity. In addition, Centennial Holdings, Ltd. had equity of $21.1 million and non-performing assets of only $1,342,000 or .51% of assets.

        West Coast Bancorp recently reported a 24 percent increase in third quarter earnings versus the like period of 1996, along with new highs in assets, deposits and loans. Consolidated third quarter 1997 net income of $3,254,000 represented a 1.63% return on average assets and a 17.73% return on average equity. Asset quality remained high with non-performing assets of only $3,356,000 representing 0.41% of total assets. The loan loss reserve of $8,395,000 equaled 1.46% of outstanding loans.

        West Coast Bancorp, an Oregon-based multi-community bank holding company, is the parent company of The Bank of Newport, Newport, Oregon; The Commercial Bank, Salem, Oregon; Valley Commercial Bank, a.b.n. of The Bank of Newport; Bank of Vancouver, Vancouver, Washington; and West Coast Trust, Salem, Oregon. The combined entity will operate 40 offices and two loan production offices with assets exceeding $1 billion and will be located in twelve counties throughout western Oregon and Washington.


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(Editor's Note - West Coast Bancorp is not; Nasdaq:  WCBC (California)
5335 Meadows Road, Suite 201 - Lake Oswego, Oregon 97035 - Tel 503 584-0884 - Fax - 503 684-0781